Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Archrock, Inc.’s Registration Statements No. 333-145558, No. 333-145589, No. 333-165146, No. 333-170528, No. 333-176050, No. 333-177747, No. 333-188341, No. 333-217923, No. 333-228966, and No. 333-238264 each on Form S-8, Registration Statements No. 333-159718, No. 333-232962 and No. 333-236210 each on Form S-3ASR and Registration Statements No. 333-141695, No. 333-176259, and No. 333-222872 each on Form S-4 of our reports dated February 23, 2022, relating to the financial statements of Archrock, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Archrock, Inc. for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 23, 2022